Exhibit 99.1

Safeguard Scientifics Announces Second Quarter 2015
Financial Results

Partner company aggregate revenue grew 24% and 27% year-over-year during the three months and six months ended June 30, 2015, respectively
Conference call and webcast today at 9:00 a.m. EDT
Wayne, PA, July 23, 2015 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced second quarter 2015 financial results. Safeguard’s partner companies achieved significant developmental milestones and recorded continued aggregate revenue growth for the three months and the six months ended June 30, 2015. Safeguard partner company aggregate revenue was $101.0 million, up 24% from $81.3 million for the same quarter of 2014. For the six months ended June 30, 2015, partner company aggregate revenue was $218.6 million, up 27% from $171.9 million for the same period in 2014. Revenue figures include all partner companies in which Safeguard had an interest at January 1, 2015, but excludes DriveFactor, which was sold in April 2015, and Quantia, which was sold in July 2015. Safeguard reports the revenue of its partner companies on a one-quarter-lag basis.

“Through our disciplined strategic focus and steady momentum, we expect Safeguard to achieve its goals and objectives for 2015-to realize continued growth in partner company aggregate revenue; to increase the total number of our partner companies to approximately 30; to deploy $35 million to $50 million in new partner companies and $30 million to $50 million in follow-on funding for current partner companies; and to execute a minimum of two profitable exits with a minimum aggregate cash value of $50 million,” said Safeguard President and CEO Stephen T. Zarrilli. “Our partner companies continue to grow revenue on an aggregate basis and achieve significant developmental milestones, including product launches, customer wins, patent issuances, strategic partnerships, as well as profile-raising industry awards and media coverage. Our success in the near-term bolsters our long-term commitment to drive significant increases in Safeguard’s assets under management.”

For the three months ended June 30, 2015, Safeguard’s net loss was $19.0 million, or $0.91 per share, compared with net loss of $7.3 million, or $0.35 per share, for the same quarter of 2014. For the six months ended June 30, 2015, Safeguard’s net loss was $33.6 million, or $1.61 per share, compared with net income of $24.0 million, or $1.13 per share, in the same period last year.

At June 30, 2015, Safeguard’s roster of 28 partner companies was comprised of 12 healthcare and 16 technology companies. “The cost of our interests in these companies totaled $282.7 million,” said Jeffrey B. McGroarty, Safeguard Senior Vice President and CFO. “Our net cash, cash equivalents and marketable securities at quarter-end totaled $54.4 million, after subtracting the total carrying value of debt outstanding of $51.1 million. During the second quarter of 2015, we deployed $18.9 million in three new partner companies and $10.1 million in follow-on funding to five existing partner companies. In addition, former partner company DriveFactor was sold in a previously announced exit transaction from which Safeguard received initial cash proceeds of $9.1 million, representing an approximate 2x cash-on-cash return and generating a $6.1 million gain in the second quarter. Subsequent to the second quarter of 2015, partner company Quantia was acquired by Physicians Interactive. Safeguard received initial cash proceeds of $7.8 million in connection with the transaction, excluding $1.2 million which will be held in escrow until July 2016. Safeguard recognized an impairment charge of $2.9 million in the second quarter related to Quantia.”

Significant accomplishments by Safeguard partner companies in the second quarter included:

•	Product Launches - Apprenda, Aventura, Bridgevine, Lumesis and Putney

•	Major Customer Wins -- Aventura, Clutch Holdings, Syapse and WebLinc

•	Intellectual Property/Patent Issuance - Pneuron

•	Strategic Partnerships - Apprenda, Aventura, Beyond, Full Measure Education, Good Start Genetics, Lumesis, MediaMath, Pneuron, Propeller Health, Syapse, Transactis and WebLinc

•	Industry Awards/Media Recognition - Apprenda, Aventura, CloudMine, Clutch Holdings, Hoopla, MediaMath, NovaSom, Pneuron, Propeller Health, Syapse and Transactis

AGGREGATE PARTNER COMPANY REVENUE
For 2015, partner company aggregate revenue is projected to be between $430 million and $450 million, which includes revenue for all partner companies in which Safeguard had an interest at January 1, 2015, but excludes DriveFactor, which was sold in April 2015, and Quantia, which was sold in July 2015. Aggregate revenue for the same partner companies was $359 million for 2014 and $290 million for 2013. Aggregate revenue for all years reflects revenue on a net basis. Revenue data for certain partner companies pertains to periods prior to Safeguard’s involvement with those companies and are based solely on information provided to Safeguard by those companies.

PARTNER COMPANY HIGHLIGHTS
The following partner company highlights represent information as of June 30, 2015.

Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●Up to $5M in revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in revenue ●Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ - High Traction Stage)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and mitigate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top-10 medical billing, coding and practice management companies in the U.S.; has nearly 600 employees in seven regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery, behavioral health and large office-based clients. Safeguard has deployed $16.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity - The market for AdvantEdge’s services is estimated to be more than $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management. The ongoing pressures created by provider consolidations, reimbursement decreases and accountable care initiatives present challenges for players in the revenue-cycle management space particularly for the smaller companies in the industry that do not have the scale, technological capabilities or economic resources to meet the evolving needs of the market. AdvantEdge intends to capitalize on these industry dynamics to grow its franchise over the long-term.

Operating Highlights - AdvantEdge continues to pursue scale through organic growth and strategic acquisitions, completing eight M&A transactions since 2009. The company’s revenue in 2014 exceeded $40 million. In 2015, AdvantEdge is focused on accelerating organic growth.

Aventura, Inc. (Denver, CO - Initial Revenue Stage)
Aventura is a leading provider of awareness computing for the healthcare industry. Through its patented technology, Aventura delivers awareness of a user’s identity and role, the location within a facility, the device being used, and the patient being treating. Based on this awareness, Aventura immediately delivers a virtual desktop and dynamically provisions the applications and exact screens a user needs to care for that particular patient, eliminating wasteful clicks and keystrokes. As a result, Aventura helps customers achieve their important initiatives in the areas of electronic medical record (“EMR”) adoption and meaningful use requirements, protected health insurance security, mobility and cost containment. Safeguard deployed $6.0 million in Aventura in January 2015 and has a 20% primary ownership position.

Market Opportunity - Hospitals have invested heavily in EMR, driven largely by $36 billion in federal incentives. Despite significant investments in health information systems, efficiency, data security and workflow optimization, challenges around day-to-day access to patient data persist. Searching in multiple applications to compile a complete view of patient charts requires further investment to leverage the EMR spend. U.S.-based hospitals are estimated to spend $1.3 billion to optimize workflow for patient data access, and fewer than half of U.S. hospitals have implemented an optimization solution.

Operating Highlights - During the second quarter of 2015, Aventura launched Sympatica™, the company’s lead software platform for integrating EMR with third-party applications (population health, care coordination and health information exchange) at the point of care. Three healthcare organizations have already selected Sympatica, which is expected to be more widely available in the third quarter of 2015. Aventura also announced a partnership with BIO-key International to develop a biometric-authentication solution for electronic prescription of controlled substances. Lastly, Aventura was named among the top 100 technology startup companies by Red Herring, a respected business publisher that evaluates innovative startups around the world.

Good Start Genetics, Inc. (Cambridge, MA - High Traction Stage)
Good Start Genetics is a commercial-stage molecular genetic information company focused on fundamentally transforming the standard of care in reproductive medicine by providing physicians and their patients with clinically relevant and actionable information concerning inherited genetic disorders. Through GoodStart Select™, the company provides a comprehensive and clinically actionable menu of genetic carrier screening tests for known and novel mutations that cause inherited genetic disorders. Through its exclusive relationship with IviGen and iGenomix in the U.S. and Canada, Good Start Genetics offers clinicians additional important tests designed to improve pregnancy success rates and the chances of having a healthy baby. Additionally, through two exclusive agreements with Johns Hopkins University, Good Start Genetics has obtained rights to Fast-SeqS technology, which may streamline the delivery and costs of providing pre-implantation genetic screening and non-invasive prenatal testing. Safeguard has deployed $12.0 million in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity - According to the Centers for Disease Control and Prevention (“CDC”), approximately 62 million women are within reproductive age range in the U.S.; and 6.6 million pregnancies occur annually in the U.S. This presents a total addressable U.S. market opportunity of $1.25 billion to $1.5 billion for carrier screening in reproductive health.

Operating Highlights - During the second quarter of 2015, Good Start Genetics reported data from 70,000 patients in two studies that reinforce the accuracy and clinical utility of the company’s genetic screening technologies. A third study of nearly 23,000 individuals confirmed that Good Start Genetics’ robust screening process can detect a wider range of disease-causing genetic mutations with both high sensitivity and specificity. The company is expanding access to its GoodStart Select genetic carrier screening tests to the broader women’s health community, including obstetrics, gynecology and maternal fetal medicine physicians.

InfoBionic, Inc. (Lowell, MA - Development Stage)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias. InfoBionic’s MoMe® Kardia system will empower physicians with control to transform the efficiency with which they manage cardiac arrhythmia detection and monitoring processes for their patients. Leveraging a comprehensive, cloud-based remote patient monitoring platform-the first and only of its kind-InfoBionic delivers on-demand, actionable monitoring data and analytics directly to the physicians themselves. The MoMe Kardia 3-in-1 device streams continuous electrocardiogram, respiration and motion data to the cloud for analysis and delivers automated reporting to any mobile device, tablet or web-based portal where physicians can access and interact with the data they need, in the detail they want-anytime, anywhere. Safeguard has deployed $8.0 million in InfoBionic since March 2014 and has a 28% primary ownership position.

Market Opportunity - The global addressable market for monitoring cardiac arrhythmia and related events is estimated to be approximately $3 billion worldwide, including $1 billion in the U.S.

Operating Highlights - During the second quarter of 2015, Safeguard recognized an impairment charge of $3.2 million due to the discontinuation of InfoBionic’s first-generation device. U.S. Food and Drug Administration (“FDA”) clearances for InfoBionic’s newest software and hardware are expected in late 2015 and early 2016, respectively, with commercial launch expected in 2016. Safeguard intends to provide $3.5 million in follow-on funding as part of a $7.0 million Series B-1 financing to help InfoBionic capitalize on the significant opportunity in the cardiac arrhythmia market.

Medivo, Inc. (New York, NY - Expansion Stage)
Medivo is a healthcare data analytics company that unlocks the power of lab data to improve health. Medivo is the largest source of lab data in the U.S. with access to over 150 million patients through its nationwide network of partner labs. Medivo analyzes large data sets and shares its findings with the medical community at large, as well as with its life science, payer and lab partners, to ensure that appropriate available treatments are provided to patients sooner. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity - Medivo generates revenue through targeting and analytics programs and clinical services. Based on current monetization strategies, the addressable healthcare analytics market for Medivo’s products is estimated to reach $10.8 billion.

Operating Highlights - During the second quarter of 2015, Medivo emphasized its strategic focus on high-value data analytics and is working to strengthen its access to data by expanding its roster of laboratory, pharmaceutical and health insurance partners. Currently, six of the top 15 life sciences companies are under contract with Medivo. The company also demonstrated the importance of data analytics at the Executive War College annual meeting as well as at the Pharmaceutical Management Science Association annual meeting.

meQuilibrium, Inc. (Boston, MA - Initial Revenue)
meQuilibrium offers an individualized, online stress management program based on building resilience, defined as the capacity to rebound or bounce back from adversity, conflict, failure and also positive events, progress and increased responsibility. The clinically validated, HIPAA-compliant, software-as-a-service (“SaaS”) platform delivers an individualized digital coaching experience. The scientifically validated and clinically proven approach is based on 15 years of research showing the link between stress and resilience, and grew out of research on resilience at the University of Pennsylvania. Designed for mobile and desktop use, the scalable meQuilibrium platform guides users through a personalized assessment to develop a long-term roadmap focused on critical skills to boost resilience. Data from the aggregated meQuilibrium user base provide metrics and insights on workforce well-being informing human capital strategies and decision-making. Safeguard deployed $6.5 million in meQuilibrium in April 2015 and has a 32% primary ownership position.

Market Opportunity - Studies show that up to 95% of U.S. workers experience moderate to severe stress, propelling absenteeism, productivity, injury and turnover costs. These factors cost U.S. businesses an estimated $300 billion annually, and healthcare expenditures are estimated to be 50% greater for high-stress workers.

Operating Highlights - During the second quarter of 2015, Safeguard led a $9 million Series B financing with participation by Chrysalis Ventures and others. meQuilibrium will use the proceeds to accelerate sales and marketing, and expand product development. meQuilibrium has a robust pipeline of well-developed opportunities and qualified leads. The company serves two key markets: large enterprise companies eager to mitigate employee absenteeism and lost productivity due to stress; and payors and health plans seeking to drive differentiation and innovation in an era of consumer-driven healthcare. meQuilibrium also serves individuals looking to improve the quality of their lives. Enterprise clients currently include Comcast, Hewlett Packard, Nemours and Meredith.

NovaSom, Inc. (Glen Burnie, MD - Expansion Stage)
NovaSom is a leader in Obstructive Sleep Apnea (“OSA”) home testing with the AccuSom® home sleep test, the only comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals. The FDA-cleared AccuSom is as accurate as sleep-lab testing and significantly more convenient and comfortable for patients. Patients are able to test around their own schedules and can sleep in their own beds, which helps eliminate "first-night" effect and improves data collection. Safeguard has deployed $21.1 million in NovaSom since June 2011 and has a 32% primary ownership position.

Market Opportunity - The OSA diagnostic market in the U.S. is estimated to be approximately $4 billion and is growing more than 15% annually. Only 3 million sufferers in the U.S. have been diagnosed to date, out of an estimated 40 million moderate to severe OSA sufferers.

Operating Highlights - During the second quarter of 2015, the company announced that the AccuSom home sleep test will be featured in an episode of Innovations with Ed Begley Jr., airing on the Discovery Channel during the third quarter of 2015. AccuSom is currently covered for more than 150 million commercially insured U.S. lives. NovaSom is accredited by the Joint Commission as an Ambulatory Care Sleep Diagnostic Center & Telehealth Provider and is classified by the Centers for Medicare & Medicaid Services as an Independent Diagnostic Testing Facility.

Propeller Health, Inc. (Madison, WI - Initial Revenue Stage)
Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management. Propeller Health partners with integrated delivery systems and health plans seeking new solutions to improve quality, strengthen care teams and reduce the cost of care for asthma and chronic obstructive pulmonary disease (“COPD”), the fifth and sixth most expensive diseases in the U.S., respectively. Safeguard deployed $9.0 million in Propeller Health in August 2014 and has a 25% primary ownership position.

Market Opportunity - Asthma and COPD currently cost payers and patients in the U.S. more than $100 billion annually. By 2020, the CDC estimates that the cost of medical care for adults in the U.S. with COPD alone will increase 53% to more than $90 billion.

Operating Highlights - During the second quarter of 2015, Propeller Health continued to expand its collaboration with the City of Louisville, Kentucky. The Air Louisville program builds on a public-private collaboration Propeller Health started with Louisville in 2012. The company’s sales funnel continues to expand as pilot programs are completed with several other health insurance providers. User data show that the Propeller Health system has significantly higher patient engagement and retention rates than other asthma and COPD apps.

Putney, Inc. (Portland, ME - High Traction Stage)
Putney is a rapidly growing pet pharmaceutical company focused on developing high-quality, generic prescription medicines for pets. Putney’s mission is to provide veterinary practices with FDA-approved veterinary generic medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard has deployed $14.9 million in Putney since September 2011 and has a 28% primary ownership position.

Market Opportunity - According to IMS Health, 86% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of FDA Center for Veterinary Medicine approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Packaged Facts, in its April 2014 report entitled, “Pet Medications in the U.S.,” stated that U.S. retail sales of pet medications reached $8 billion in 2013 and projected that the market will grow to more than $10 billion in 2018, reflecting a compound annual growth rate of 5%.

Operating Highlights - During the second quarter of 2015, Putney continued to grow its portfolio of FDA-approved, high-quality generic medicines for pets, launching Tiletamine-Zolazepam, the only FDA-approved generic equivalent of Zoetis’ Telazol®. Tiletamine-Zolazepam is Putney’s fifth first-to-market veterinary generic and its sixth new product in the past seven months. Putney’s product portfolio now totals 10 generic equivalents of companion animal veterinary drugs. New product launches and growth in the base business are continuing to drive revenue increases at Putney.

Syapse, Inc. (Palo Alto, CA - Initial Revenue Stage)
Syapse is a software company that enables healthcare providers to deploy precision medicine programs. The Syapse Precision Medicine PlatformSM integrates complex genomic and clinical data with care pathways and medical knowledge bases, providing clinicians with actionable insights to enable diagnosis and treatment. In addition, it enables longitudinal tracking of patients, creating expansive sources of real-world evidence that will be used to power learning health systems across networks of affiliated health providers. The platform integrates data from electronic medical records, molecular testing labs and imaging and billing systems and is agnostic to the data source or system. Safeguard deployed $5.8 million in Syapse in June 2014 and has a 27% primary ownership position.

Market Opportunity - Syapse’s technology provides integral software infrastructure for any healthcare provider utilizing genomics, molecular and high-complexity clinical data in the care of their patients. While Syapse’s platform can be applied to any disease area, early customers have focused on oncology. United Health Group estimates that the annual addressable U.S. market for genetic and molecular diagnostic testing will reach $15 billion to $25 billion by 2021, while MarketsandMarkets reports that the global healthcare information technology market was $40.4 billion in 2012 and will grow to $56.7 billion by 2017.

Operating Highlights - During the second quarter of 2015, Syapse Founder and President, Jonathan Hirsch, was interviewed on Fox Business by Maria Bartiromo, highlighting how Syapse enables health systems to use tumor profiling and targeted therapies to increase cancer patient survival. At the annual American Society of Clinical Oncology (“ASCO”) Conference, Syapse customer Intermountain Healthcare, an integrated delivery network of 22 hospitals, 185 clinics, a medical group and a health plan, announced that its precision medicine program with Syapse has demonstrated significant survival improvements and cost reduction for patients with metastatic cancer. The first study of its kind, Intermountain’s program with Syapse resulted in the doubling of progression free survival and 10% total cost of care reduction, as compared with standard of care. Building on this success, the Syapse Precision Medicine Platform was selected by ASCO to automate clinical workflows for a clinical trial that will track treatment courses and outcomes of qualifying cancer patients who are provided access to molecularly targeted medications outside of their FDA-approved indications. Using the Syapse Precision Medicine Platform, practitioners in the trial will build evidence of the clinical utility of treating patients with off-label therapies targeted to their genomic test results. Sanford Health, a health system of 43 hospitals and 250 clinics in nine states and three countries, announced that it is using the Syapse Precision Medicine Platform to automate pharmacogenetic clinical decision support and the internal test process, tailoring real-time drug dosing and other care to a patient’s genetic profile. Syapse also added experienced executives in charge of sales, marketing and engineering with backgrounds in healthcare IT, applied genomics and scalable SaaS solutions.

Trice MedicalTM (King of Prussia, PA - Initial Revenue Stage)
Trice Medical is a sports medicine company focused on micro invasive technologies. Trice Medical has pioneered fully-integrated camera-enabled needle technologies that provide a clinical solution, optimized for use in the physician’s office. The company’s first product is mi-eye™, which is a single-use, streamlined visualization device that uses a standard 14-gauge needle with integrated optics to perform a diagnostic arthroscopy. Trice Medical’s mission is to provide more immediate and definitive patient care, shortening the timeline from injury to recovery significantly reducing the overall cost to the healthcare system. Safeguard has deployed $6.2 million in Trice Medical since July 2014 and has a 28% primary ownership position.

Market Opportunity - In the U.S., it is estimated that more than 32 million magnetic resonance imaging (MRI) exams are conducted each year, of which approximately 8 million are orthopedic in nature. Private insurers, which cover approximately 80% of all sports medicine injuries, often pay an average of $1,500 to $2,000 per MRI-all of which is paid to the facility that owns the MRI and an independent radiologist, not to the orthopedic surgeon who is treating the patient. As a result, Trice Medical’s addressable market opportunity is approximately $15 billion.

Operating Highlights - Trice Medical received FDA 510(k) clearance in 2014 for mi-eye, which is currently being sold through a limited launch. Broader commercialization is expected by year-end 2015.

TECHNOLOGY

AppFirst, Inc. (New York, NY - Initial Revenue Stage)
AppFirst's patented technology enables rapid and unintrusive collection of real-time foundational metrics, at the sub-nanosecond level, in conjunction with collecting and time synchronizing multiple other data types. AppFirst’s rich data set can be used for many purposes including security introspection, detailed forensics, regulatory compliance, real time transaction tracing, real time topology viewing, operations management, performance management, detailed cost tracking, and many other applications for both cloud and proprietary environments. Safeguard has deployed $10.6 million in AppFirst since December 2012 and has a 34% primary ownership position.

Market Opportunity - AppFirst competes in the $2.6 billion application-performance monitoring market, where existing vendors are growing 10% per year, according to 2013 Gartner estimates.

Operating Highlights - During the second quarter of 2015, AppFirst was named a finalist for the SIIA CODiE Award in the “Best IT Service Management Solution” category, providing independent validation that AppFirst’s Systems Integrity Platform is providing measurable business results for its customers. AppFirst continues to gain traction with the secure enterprise version of its platform, which the company introduced in 2014, for deployments on-premise, in the cloud or in a hybrid environment. AppFirst’s platform includes a patented data collection and aggregation offering to deliver visibility into all foundational interactions including, but not limited to, every application call, system event, log file entry, configuration change, third-party application or custom code event as well as data from thousands of plug-ins. AppFirst’s platform includes a big data correlation and aggregation engine providing a normalized and time synchronization view of all collected data across the enterprise in a way previously unavailable using traditional application performance management and polling solutions.

Apprenda, Inc. (Troy, NY - Initial Revenue Stage)
Apprenda is a leading enterprise platform-as-a-service (“PaaS”) company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly. With Apprenda, enterprises can securely deliver an entire ecosystem of data, services, applications and application programming interfaces to both internal and external customers across any infrastructure. Safeguard deployed $12.1 million in Apprenda in November 2013 and has a 21% primary ownership position.

Market Opportunity - Apprenda was named by Gartner as an early leader for private cloud enabled application platforms (“CEAP”), a new category with a potential annual market opportunity of up to $4 billion. CEAP provides PaaS functionality as a software product, allowing an enterprise to write to a platform that can be deployed in-house on their servers or externally on another vendor’s cloud.

Operating Highlights - During the second quarter of 2015, market interest in Apprenda’s PaaS solutions remained strong, and the company initiated aggressive recruitment to expand its team to meet demand. In addition, the company was designated VMware Ready-vCloud® Air™ status, indicating technical validation and support of Apprenda on VMware platforms. Apprenda also announced that beginning in the fall of 2015, Apprenda solutions will be available in the Cisco Intercloud Marketplace. The Apprenda-Cisco collaboration builds upon recent partnerships with Piston Cloud (recently acquired by Cisco) and Microsoft Azure. Subsequent to the second quarter of 2015, Safeguard led a $24 million funding round, deploying $10.0 million in follow-on funding.

Beyond.com, Inc. (King of Prussia, PA - High Traction Stage)
Beyond.com (“Beyond”), The Career NetworkTM, helps millions of professionals find jobs and advance their careers while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice and resources. Safeguard deployed $13.5 million of capital in Beyond in March 2007 and has a 38% primary ownership position.

Market Opportunity - The global human capital management market is estimated to be $85 billion. According to International Data Corporation, the U.S. recruiting market is estimated to be between $15 billion and $20 billion, while the U.S. online recruiting market is estimated to be approximately $5.3 billion.

Operating Highlights - During the second quarter of 2015, Beyond received Clickcast certification from Appcast.io, a provider of a pay-per-applicant exchange and producers of Clickcast, a click-based programmatic ad-buying tool used by the majority of U.S. recruitment advertising agencies for buying and managing performance-based recruitment advertising campaigns. In addition, Beyond partnered with TextRecruit, LLC to allow recruiters to engage with Beyond’s text-ready members who want to receive personalized text messages about job opportunities.

Bridgevine, Inc. (Atlanta, GA - High Traction Stage)
Bridgevine provides a technology-enabled cross-sell and up-sell suite of solutions that enable customer acquisition and value-added services for enterprise customers. Bridgevine is relied upon by many of the largest and leading companies in energy, satellite, cable, telecom and home security. Providing a fully-managed service along with unique products in social, display and mobile marketing, Bridgevine continues to deepen existing relationships and broaden into new verticals. Supporting over 50 million consumer interactions annually, Bridgevine’s SaaS-based platform boasts the largest volume and scale of any of its competitors. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 17% primary ownership position.

Market Opportunity - Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights - During the second quarter of 2015, Bridgevine announced an enhanced programmatic marketing service that allows advertisers to identify and engage consumers who are moving. The Bridgevine movers program reaches an estimated 3.2 million movers each month with offers of telecom, home security, furnishings and other products and services. The company reported strong growth year to date in its utilities channel with expansion by several of the country’s largest utilities.

CloudMine, Inc. (Philadelphia, PA - Initial Revenue Stage)
CloudMine is a mobile backend-as-a-service (“mBaaS”) platform that empowers enterprise developers to build secure, compliant and performant applications up to 70% faster than do-it-yourself methods. At CloudMine, the mission is to reduce complexity, allowing mobile developers to build compelling app content without sacrificing security, data privacy, or the ability to deliver meaningful innovation. CloudMine’s secure mobile foundation is HIPAA and HITECH compliant, and used by world-class enterprises including Mylan, Endo Pharmaceuticals, Barnes & Noble College, and Digitas Health to drive end-user engagement and intelligence. These customers are able to build apps using best-of-breed tools centered on mobile-specific services (push notifications, geolocation, etc.), data security/encryption, app scale, audit ability, logging, and continuous availability. Moreover, CloudMine developers have the flexibility to build and deploy the apps on a variety of leading cloud infrastructure-as-a-service providers-Amazon Web Services, Rackspace, Microsoft, and CenturyLink-and select the optimal programming language to fit their resourcing, and technical requirements. As a leader in embracing JavaScript in the enterprise, CloudMine empowers customers to quickly repurpose resources with web skills to usher in a new era of app offerings for connected devices, while concurrently benefiting from the agility and power of the cloud. Safeguard deployed $2.9 million in CloudMine in February 2015 and has a 30% primary ownership position.

Market Opportunity - By 2017, the mobile mBaaS market is projected to be $7.7 billion, up from $216 million in 2012, according to MarketsandMarkets Research. Today, 50% of business processes that involve human tasks require near-real-time responses that are mobile-enabled, according to Gartner research.

Operating Highlights - CloudMine was recently featured on CNBC as a hot mobile startup to watch, describing CloudMine as “hoping to be the go-to provider for things like object storage, load balancing and analytics.” Mobile app development is essential to meeting expectations for customer engagement and business growth, according to a February 2015 study by Forrester Research. Adoption of mobile apps is high and increasing: more than 2 billion people will have smartphones and tablets by the end of 2015, Forrester says. By the end of 2017, market demand for mobile app development services will grow at least five times faster than internal IT organizations' capacity to deliver them, according to Gartner, Inc. Mobile developers and publishers sent more than 1 trillion push notifications to users in 2014 alone, according to a report by Venture Beat News.

Clutch Holdings, Inc. (Ambler, PA - Initial Revenue Stage)
Clutch Holdings (“Clutch”) is a leading provider of advanced consumer management technology that delivers customer intelligence and consumer engagement solutions to premium brands. Clutch’s comprehensive consumer management platform empowers customer-focused businesses to identify, understand and engage their most valuable customers.

Clutch’s pioneering customer marketing technology integrates a brand’s first-party, cross-channel customer data spanning traditional point-of-sale systems, ecommerce platforms, mobile applications and social networks providing brands strategic understanding to personalize engagements to their customers. Clutch's solutions deliver exceptional experiences to more than 46 million customers of more than 750 brands across 14 countries. Safeguard has deployed $12.3 million in Clutch since February 2013 and has a 39% primary ownership position.

Market Opportunity - The consumer management category is an emerging, multi-billion dollar industry focused on delivering premier brands the ability to maximize relationships with, and the lifetime value of, their customers. Clutch’s advanced technology platform and consultative approach delivers multidimensional intelligence, sophisticated understanding, strategic engagement and powerful optimization to achieve this.

Operating Highlights - During the second quarter of 2015, Clutch raised an additional $5.0 million to close its Series B financing, led by Safeguard, bringing Clutch’s total capital raised to $14.4 million. Proceeds will be used to accelerate sales and marketing initiatives, particularly in specialty retail, apparel, media, hospitality, and pharmaceutical/healthcare sectors. Recent client additions for Clutch include Meineke, Dylan’s Candy Bar, Marbles: The Brain Store, and Latitude360. Clutch’s Co-Founder and CEO, Ned Moore, was named a finalist for ‘Technology CEO of the Year’ Enterprise Award from the Greater Philadelphia Alliance for Capital and Technology.

Full Measure Education, Inc. (Washington, DC - Initial Revenue Stage)
Full Measure Education offers colleges and universities a cost-effective SaaS student engagement platform to maximize student success. This system-wide infrastructure increases student persistence, engagement and goal accomplishments, delivering information to students when they want it and how they have come to expect it. With Full Measure Education, schools can redesign communication and student services to streamline administrative processes, automate steps where possible and deliver personalized support to each student. By delivering personalized, relevant and timely communications to students across the entire student lifecycle, students are inspired to achieve their academic goals and institutions can intervene when students exhibit at-risk behavior. Safeguard deployed $4.0 million in Full Measure Education in January 2015 and has a 25% primary ownership position.

Market Opportunity - In the community and junior college markets, there are more than 1,132 colleges. The average revenue per community college is $56 million, which means that the total annual revenue for the community and junior colleges market is approximately $60 billion. These colleges spend $2.5 billion of their budgets on student services, which is the opportunity that Full Measure Education targets.

Operating Highlights - Full Measure Education raised $5.5 million in a Series B financing led by Safeguard with participation from Bull City Venture Partners. Full Measure Education is utilizing proceeds to expand sales and marketing and to accelerate platform development. Full Measure Education has partnered with a number of key school and technology partners, including University of Pittsburgh-Bradford, Kansas City Kansas Community College and Parchment.

Hoopla Software, Inc. (San Jose, CA - Initial Revenue Stage)
Hoopla Software (“Hoopla”) provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Hoopla's Sales Motivation Platform combines modern game mechanics, data analytics and broadcast-quality video in a cloud application that makes it easy for managers to motivate team performance and score more wins. Using Hoopla, managers can quickly create contests, competitions and leaderboards around any customer relationship management metric and can broadcast live performance updates to any TV, web or mobile screen, engaging the entire company in an exciting, play-to-win culture. Safeguard has deployed $3.1 million in Hoopla since December 2011 and has a 26% primary ownership position.

Market Opportunity - Hoopla is in the employee performance management market. U.S. companies spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights - During the second quarter of 2015, Hoopla was credited with driving increased lead and sales activity at Glassdoor, a jobs and career site. Sales team participation in the Hoopla system increased from 50% to 100% and appointments booked jumped to 125% of the company goal, according to Glassdoor’s sales operations manager in an excerpt from the book, The Predictable Revenue Guide to Tripling Your Sales. Hoopla continues to expand its sales, marketing and product development efforts to meet the rapidly growing demand for its software.

InsideVault, Inc. (Redwood City, CA - Initial Revenue Stage)
InsideVault is a rapidly growing SaaS company that provides predictive advertising management software for search, social, and mobile, which is the largest digital advertising category in the world. InsideVault was founded with a vision to reinvent advertising management software for enterprise-level advertisers. InsideVault re-architected the foundation to bring together machine learning, distributed cloud, and in-memory processing technologies providing the most intelligent, most scalable, and fastest platform. A global community of sophisticated marketers like AOL, Ogilvy, and Glasses.com are making the switch to InsideVault to take advantage of its cutting-edge data science and big data engine. Safeguard deployed $7.0 million in InsideVault in June 2015 and has a 25% primary ownership position.

Market Opportunity - InsideVault competes in the addressable advertising management market that is estimated at $15 billion annually.

Operating Highlights - During the second quarter of 2015, InsideVault raised $10.3 million. Proceeds will be used for product development and to expand the company’s sales and marketing team. InsideVault’s clients currently include Advanced Auto Parts, HomeAdvisor, 1-800-Dentist, Shoedazzle, and Paychex.

Lumesis, Inc. (Stamford, CT - Initial Revenue Stage)
Lumesis is a financial technology company focused on providing business efficiency, data and regulatory solutions to the municipal bond marketplace. Lumesis serves the municipal market with industry-leading analysis and compliance solutions that meet the needs of an evolving regulatory environment. Lumesis’ DIVER platform helps more than 100 firms with more than 40,000 users efficiently meet credit, regulatory and risk needs. Safeguard has deployed $5.6 million in Lumesis since February 2012 and has a 45% primary ownership position.

Market Opportunity - Lumesis focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the municipal bond marketplace, which has doubled over the past 10 years. Lumesis estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights - During the second quarter of 2015, Lumesis announced a strategic relationship with Pershing, a BNY Mellon company. The content integration into Pershing’s platform for broker-dealers, wealth managers and advisors provides Pershing clients with enhanced access to required information for disclosure and ongoing portfolio surveillance. In addition, Lumesis and Build America Mutual (“BAM”), an insurer of U.S. municipal bonds, launched a joint initiative to provide BAM’s obligor disclosure briefs and capacity for secondary market insurance to Lumesis’ users. Lumesis and Ipreo, a global provider of workflow solutions and market intelligence to financial services and corporate professionals, announced that they are collaborating to launch DIVER Underwriter and make it available via Ipreo’s new issue calendar in response to continued regulatory focus on underwriting practices. DIVER Underwriter helps firms perform reasonable diligence consistent with their policies and procedures and delivers significant efficiencies, allowing firms to maximize the number of deals they can bid while meeting regulatory requirements. Lumesis and Ipreo are also offering direct access to DIVER Advisor Municipal Bond Reports directly from Ipreo's Bookrunning system.

MediaMath, Inc. (New York, NY - High Traction Stage)
MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne (T1) Marketing Operating System™. A pioneer in the industry introducing the first demand-side platform, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise. T1 activates data, automates execution and optimizes interactions across all addressable media, delivering superior performance, transparency and control to all marketers with better, more individualized experiences for consumers. Safeguard has deployed $25.5 million in MediaMath since July 2009 and has a 21% primary ownership position.

Market Opportunity - According to eMarketer, total digital ad spending is expected to grow at a compound annual rate of 14% between 2015 and 2018. Worldwide digital ad spending is estimated to be $578 billion in 2015, while programmatic direct ad spending is projected to be $171 billion in 2015.

Operating Highlights - During the second quarter of 2015, MediaMath and PubMatic, one of MediaMath’s gold-certified OPEN partners, expanded their relationship to include programmatic sales of premium mobile, video, and direct advertising inventory. In addition to its existing application program interface (“API”) integration, MediaMath will soon offer its clients API-based access to premium mobile and video inventory through PubMatic. As part of its continued expansion, MediaMath opened offices in Dallas and Berlin. MediaMath expanded its leadership team, hiring: Peter Piazza, General Counsel; Prasad Chalasani, SVP, Data Science; and Peter Davies, Head of North American Sales. MediaMath gained industry recognition, named by Business Insider as one of “the hottest pre-IPO ad tech startups,” while CEO Joe Zawadski was named one of the 25 highest rated chief executives of small and medium businesses in employee surveys conducted by Glassdoor for the year ended April 2015 and was recently featured on CNN Money.

Pneuron Corporation (Woburn, MA - Initial Revenue Stage)
Pneuron enables organizations to rapidly solve business problems through a groundbreaking, distributed approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches. Pneuron’s innovative Distributed Solutions Platform leverages a microservices-styled architecture to enable customers to accelerate business value and develop reports, products and applications in half the time and cost of traditional methods. Pneuron’s distributed approach is non-invasive, technology-agnostic and leverages an organization’s existing infrastructure, avoiding the deployment risks and IT concerns that are prevalent in today’s centralized data projects. Safeguard deployed $8.5 million in Pneuron since February 2013 and has a 35% primary ownership position.

Market Opportunity - The financial services industry spends approximately $10 billion per year on cloud enablement, information management software and business intelligence/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights - During the second quarter of 2015, Pneuron successfully completed a $5 million Series B-1 funding, led by Safeguard. Inclusive of this additional capital, Pneuron has raised $13.25 million in funding. Proceeds will be used to hire key scale-up resources in sales, sales engineering and implementation to deliver on the significant growth over the last two years across the Distributed Analytics space and the new category of Analytics on the Edge. Pneuron also was granted a key patent (No. 9,020,868) by the U.S. Patent and Trademark Office related to the company’s distributed analytics platform during the period. In addition, Gartner named Pneuron one of four “Cool Vendors in Big Data, 2015,” noting that “Pneuron helps companies realize the time to value and agility advantages of a distributed data and analytics approach. Businesses no longer spend triple the time and costs needed to solve problems.”

Sonobi, Inc. (New York, NY - Initial Revenue Stage)
Sonobi is an advertising technology developer that creates forward-thinking, data-driven tools and solutions to meet the evolving needs of demand- and sell-side organizations within the digital media marketplace. Sonobi helps its clients and strategic partners to forecast new market opportunity, enhance value delivery to clients, and create more profitable businesses through integration of progressive data procurement and user-centric sales management technologies. The company’s primary product is Sonobi Jetstream, a comprehensive online advertising marketplace platform. Safeguard deployed $5.4 million in Sonobi in May 2015 and has a 23% primary ownership position.

Market Opportunity - Premium online advertising is anticipated to grow to a $43 billion market, according to eMarketer, in which programmatic technology has not been fully applied, Sonobi is well-positioned to develop this important advertising segment, with strong technology, synergistic partnerships, a high-quality publisher base and a growing pipeline.

Operating Highlights - During the second quarter of 2015, Sonobi raised a $5.4 million Series A financing round funded by Safeguard. Proceeds will be used to accelerate development of Sonobi Jetstream technology and to expand the company’s sales and marketing teams. Sonobi serves a number of tier-1 publishers including Hearst Magazines Digital Media, Reader’s Digest Association, Scripps, Bonnier Corp, MailOnline, and Intermarkets. Negotiations are underway with strategic partners on the buy-side, ahead of the full release of the Sonobi Jetstream platform.

Spongecell, Inc. (New York, NY - Expansion Stage)
Spongecell is a programmatic creative solution that leverages data-driven technology to automate the production and delivery of high-quality ads at scale across display, mobile and video. Spongecell’s creative management platform helps brands, along with their creative and media agencies, to create more meaningful consumer engagement without sacrificing speed or scale. Spongecell works with some of the biggest companies in the world to drive their digital advertising campaigns and bring more interactive, personalized and engaging ad experiences to potential customers. Safeguard has deployed $14.0 million in Spongecell since January 2012 and has a 23% primary ownership position.

Market Opportunity - The size of the U.S. Internet advertising market was approximately $49.5 billion in 2014, with a nine-year compound annual growth rate of 17%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately 40% of the total U.S. Internet advertising market.

Operating Highlights - During the second quarter of 2015, Michael Nevins, an advertising and marketing veteran with more than 20 years of experience, joined the company as vice president for global marketing to support product development and global expansion. Spongecell is realizing significant traction with its dynamic creative product, which allows ad content to be updated in real-time based on parameters such as weather, user location and consumer habits. Spongecell is working to help clients move from Flash to Spongecell’s HTML5 ad product, which offers interactive features and dynamic creative functionality in a multiscreen format. In addition, Spongecell is expanding its data partnerships, adding integrations with several major data management platforms to allow brands to access their first-party data to make smarter advertising decisions.

Transactis, Inc. (New York, NY - Expansion Stage)
Transactis is a leading provider of electronic billing and payment solutions. Transactis’ cloud-based electronic bill presentment and payment (“EBPP”) platform, BillerIQ, is a white-labeled solution that is offered “as-a-service,” enabling businesses to rapidly and securely deliver electronic bills, invoices and documents as well as accept payments online, by phone and via mobile device. BillerIQ is an extremely flexible and scalable platform for businesses ranging from 50 bills per month to Fortune 50 companies with hundreds of thousands of bills per month, across a variety of industries including property management, healthcare, insurance, public sector, utilities and financial services. The deep functionality of BillerIQ helps companies improve both their business-to-consumer and business-to-business payment management, increase collection yields and accelerate cash flow all while reducing costs. Safeguard deployed $9.5 million in Transactis in August 2014 and has a 25% primary ownership position.

Market Opportunity - Fewer than 20% of bills are presented electronically in the U.S. The majority of 1990s-vintage technology and products in this market are on site at a single biller and are client-server oriented. The channel-oriented Transactis model features up-to-date SaaS infrastructure and is positioned to grow with an EBPP market that is expanding at a compound annual rate of 16%, according to a 2013 report by marketing consultant Latente Group.

Operating Highlights - During the second quarter of 2015, research and advisory firm Gartner named Transactis among “Cool Vendors for 2015,” citing the company’s superior electronics payments solution. In addition, Transactis earned a Top 100 North America award from Red Herring. Transactis also ranked #420 on the Inc. 500 list and #121 on the Deloitte Technology Fast 500.

WebLinc, Inc. (Philadelphia, PA - Expansion Stage)
WebLinc is a commerce platform provider for fast growing online retailers. WebLinc tailors its commerce platform to the needs and scale of mid to large retailers by leveraging extensive experience and success supporting clients’ need for fast growth and system flexibility. By building upon the latest technologies such as Ruby on Rails and MongoDB, WebLinc’s commerce platform has successfully supported some of the fastest growing online retailers. The company's clients include Do It Best Corp., The Mint Julep Boutique, Urban Outfitters’ brand Free People, U.S. Polo Assn., Thomas Scientific, Jeffers Pet, Hello Kitty and many more. Safeguard deployed $6.0 million in WebLinc in August 2014 and has a 29% primary ownership position.

Market Opportunity - According to comScore, eCommerce grew at a rate of 13% year-over-year in the first quarter of 2014, while offline retail was nearly flat, achieving 1% growth from the year before. As this trend continues, WebLinc is positioned to continue helping business-to-business and business-to-consumer companies provide the omnichannel experience that customers now expect. WebLinc accomplishes this through a highly scalable platform, which provides full brand control, depth of features and operational flexibility needed to run the most dynamic retail operations. WebLinc’s early adoption of responsive web design and expertise developing native mobile apps helps clients maximize multi-channel revenue and outperform the competition.

Operating Highlights - During the second quarter of 2015, WebLinc announced new engagements with domestic and international retailers Jordache, Estuyo of Colombia, and Urban Outfitters’ home and garden brand Terrain. WebLinc also announced technology partnerships with retail marketing provider Listrak; order management provider Jagged Peak; and International Checkout, Inc., which allows retailers to easily serve foreign markets. These strategic partnerships include pre-integrations with the WebLinc commerce platform to give WebLinc clients easy access to industry-leading solutions for critical eCommerce needs.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, July 23, 2015

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) +1 647-788-4901

Replay Number: 855-859-2056 // (International) +1 404-537-3406

Access Code: 72550967

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of second quarter 2015 financial results followed by Q&A.

Replay will be available through August 23, 2015 at 11:59pm EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused on two sectors-healthcare and technology. In these sectors, Safeguard specifically targets early- and growth-stage companies in advertising technology, digital media, financial technology, enterprise software, Internet of Things, devices, diagnostics, digital health and healthcare IT. For more information, please visit www.safeguard.com or Follow Us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-

looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

# # #

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2015	December 31, 2014

Assets
Cash, cash equivalents and marketable securities	$90,118	$137,160
Other current assets	2,439	1,684
Total current assets	92,557	138,844
Ownership interests in and advances to partner companies	171,483	154,192
Loan participations receivable	3,866	3,855
Long-term marketable securities	15,403	19,365
Other assets	2,309	2,198
Total Assets	$285,618	$318,454

Liabilities and Equity
Other current liabilities	$5,199	$6,557
Total current liabilities	5,199	6,557
Other long-term liabilities	3,471	3,507
Convertible senior debentures	51,142	50,563
Total equity	225,806	257,827
Total Liabilities and Equity	$285,618	$318,454

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating expenses	$4,754	$5,069	$9,634	$10,308
Operating loss	(4,754)	(5,069)	(9,634)	(10,308)

Other income (loss), net	(15)	1,452	(403)	31,826
Interest, net	(488)	(556)	(1,161)	(1,180)
Equity income (loss)	(13,765)	(3,175)	(22,427)	3,633

Net income (loss) before income taxes	(19,022)	(7,348)	(33,625)	23,971
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(19,022)	$(7,348)	$(33,625)	$23,971

Net income (loss) per share:
Basic	$(0.91)	$(0.35)	$(1.61)	$1.13
Diluted	$(0.91)	$(0.35)	$(1.61)	$1.06

Weighted average shares used in computing income (loss) per share :
Basic	20,895	20,771	20,878	21,226
Diluted	20,895	20,771	20,878	24,653

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating Loss
Healthcare	$—	$—	$—	$—
Technology	—	—	—	—
Total segment results	—	—	—	—
Other items (a)	(4,754)	(5,069)	(9,634)	(10,308)
	$(4,754)	$(5,069)	$(9,634)	$(10,308)

Net income (loss)
Healthcare	$(13,135)	$(3,095)	$(17,416)	$37,906
Technology	(606)	1,586	(5,378)	(1,999)
Total segment results	(13,741)	(1,509)	(22,794)	35,907
Other items (a)	(5,281)	(5,839)	(10,831)	(11,936)
Net income (loss)	$(19,022)	$(7,348)	$(33,625)	$23,971

(a) Other items include corporate expenses, Penn Mezzanine and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 28 partner companies as of June 30, 2015, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	June 30, 2015

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$162,472	$272,819
Cost method partner companies	4,574	10,035
Other holdings	4,437	36,616
	$171,483	$319,470